Exhibit 2


STATE OF GEORGIA

COUNTY OF RICHMOND


                                    AGREEMENT


This agreement, made and entered into this 1st day of January, 1999, by and between Apple Homes, Inc., a Delaware Corporation, having it's principal place of business in Richmond County, Georgia, herein after referred to as "Apple", and Robert H. Steed, Jr., a resident of Richmond County, Georgia, hereinafter referred to as "Steed".

WITNESSETH: Whereas, Robert H. Steed, Jr. is the registered owner of one hundred percent (100%) of the issued and outstanding stock of Mobile Air Systems, Inc., a Georgia Corporation, and,

WHEREAS, Apple Homes Corporation agrees to buy and Steed agrees to sell 100% of said stock for the following purchase price: Thirty Thousand Dollars ($30,000) and 130,000 shares of "Restricted" stock in Apple Homes Corporation, said lettered stock cannot be sold in the public market for a period of 12 months, said 130,000 shares being free traded on February 26, 2000.

IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their seal, on this, the 1ST day of January, 1999.



/s/Robert H. Steed, Jr.                              /s/Danny Taylor
-----------------------                              ---------------
Robert H. Steed, Jr.                                 Witness



/s/E. Samuel Evans                                   /s/Cynthia Holley
------------------                                   -----------------
Apple Homes, Inc.                                    Witness
E. Samuel Evans, President